Exhibit 99.1


        The Gymboree Corporation Reports April and First Quarter Sales

    BURLINGAME, Calif., May 6 /PRNewswire-FirstCall/ -- The Gymboree Corporation (Nasdaq: GYMB) reported net sales from retail operations for the four-week period ended May 1, 2004, of $45.3 million, an increase of 8% compared to net sales from retail operations of $41.8 million for the same four-week period last year. Comparable store sales for the four-week period increased 1% compared to an 11% increase in comparable store sales for the same period last year.
    Net sales from retail operations for the first fiscal quarter of 2004 were $151.4 million, an increase of 11% compared to net sales of $136.1 million in the first quarter last year. Comparable store sales for the 13-week period increased 6% compared to a 2% increase in comparable store sales for the same period last year.
    "We are proud of our strong results for the quarter, particularly with respect to our boy business," said Lisa Harper, The Gymboree Corporation's chairman and chief executive officer. "This business continues to improve as customers are responding enthusiastically to our fashion and novelty product."
    The Gymboree Corporation projects that comparable store sales in May will be in the positive low single digits compared to the same period last year.
    The Company also reaffirmed its earnings guidance for the first quarter and for the balance of the fiscal year: the Company expects earnings per share to be in the range of $0.25 to $0.27, $(0.10) to $(0.08), $0.29 to
$0.31, and $0.46 to $0.48, respectively. Earnings per diluted share for the fiscal year 2004 are expected in the range of $0.90 to $0.98. These estimates exclude the effect of the change in accounting method described below.

    Notice of Change in Accounting Method
    Effective February 1, 2004, The Gymboree Corporation elected to change its method of inventory valuation from the retail method to the cost method. Management believes the cost method is a preferable method for matching the cost of merchandise with the revenues generated. The cumulative effect of this accounting change on the results for the first quarter of 2004 will be a one-time benefit of approximately $1.2 million net of income taxes, or approximately $0.04 per diluted share for the first quarter 2004.

    Management Presentations
    For more information about April and first quarter sales, please listen to The Gymboree Corporation's monthly sales recording by calling its Investor Relations Hotline at 650-696-2933. The recording will be available Thursday, May 6 at 7:55 a.m. EST through Thursday, May 13 at 11:59 p.m. PDT.
    The live broadcast of the discussion of first quarter 2004 earnings results will be available to interested parties at 1:30 p.m. PST (4:30 p.m.
EST) on Tuesday, May 18. To listen to the live broadcast over the Internet, please log on to www.gymboree.com, click on "Our Company" at the bottom of the page, go to "Investor and Media Relations" and then "Conference Calls, Webcasts & Presentations." A replay of the call will be available shortly after the broadcast through midnight EST, May 25, 2004, at 703-925-2533, pass code 386507, as well as archived on our Web site at the same location as the live Web cast.

    About The Gymboree Corporation
    The Gymboree Corporation's specialty retail brands offer unique, high-quality products delivered with personalized customer service. As of May 1, 2004, the Company operated a total of 633 stores: 590 Gymboree(R) retail stores (540 in the United States, 28 in Canada, and 22 in Europe), 40 Janie and Jack(R) retail shops and 3 Janeville(TM) stores in the United States. The Company also operates online stores at gymboree.com and janieandjack.com, and offers directed parent-child developmental play programs at 529 franchised and company-operated centers in the United States and 24 other countries.

    Forward-Looking Statements
    The foregoing sales figures for April and the first fiscal quarter 2004 are un-audited and subject to quarter-end and year-end adjustment, and could differ materially from those indicated. The foregoing paragraphs contain forward-looking statements relating to The Gymboree Corporation's anticipated sales growth and future financial performance. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially as a result of a number of factors, including customer reactions to new merchandise, service levels and new concepts, success in meeting our delivery targets, the level of our promotional activity, our gross margin achievement, our ability to appropriately manage inventory, general economic conditions, and competitive market conditions. Other factors that may cause actual results to differ materially include those set forth in the reports that we file from time to time with the Securities and Exchange Commission.

SOURCE  Gymboree Corporation
    -0-                             05/06/2004
    /CONTACT: investors, Charles Bracher, +1-650-373-7137, or investor_relations@gymboree.com, or media, Jennifer Bonzagni Marshall, +1-650-373-7637, or media_relations@gymboree.com, both of Gymboree Corporation/
    /Web site:  http://janieandjack.com /
    /Web site:  http://www.gymboree.com /
    (GYMB)

CO:  Gymboree Corporation; Janie and Jack
ST:  California
IN:  REA FAS HOU
SU:  SLS CCA